Free Writing Prospectus, dated January 18, 2024
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated January 5, 2024
Registration Statement Nos. 333-274815 and 333-274815-01

Empire District Bondco, LLC

(Issuing Entity)

PRICING TERM SHEET

$305,490,000 Securitized Utility Tariff Bonds, Series 2024-A

Issuing Entity:	Empire District Bondco, LLC
Sponsor, Depositor and Initial Servicer:	The Empire District Electric Company d/b/a Liberty (“Liberty”)
Trustee:	The Bank of New York Mellon Trust Company, N.A.
Joint Bookrunners:	Goldman Sachs & Co. LLC RBC Capital Markets, LLC
Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)
Closing Date / Settlement Date:	January 30, 2024(2)
Interest Payment Dates:	January 1 and July 1, commencing January 1, 2025
Applicable Time:	1:50 PM (Eastern time) on January 18, 2024
Proceeds:	The total initial price to the public is $305,476,504. The total amount of the underwriting discounts and commissions is $1,221,960. The total amount of proceeds to the Issuing Entity before deduction of other expenses (estimated to be $7,692,040) is $304,254,544.
Initial Securitized Utility Tariff Charge as a Percentage of Customer’s Bill:	The initial securitized utility tariff charge for the securitized utility tariff bonds offered hereby is expected to represent approximately 6.24% of the total electric bill, as of January 18, 2024, received by a 1,000 kWh residential customer of Liberty.
Servicing Compensation:	The Issuing Entity will pay the servicer on each payment date the servicing fee with respect to the securitized utility tariff bonds. As long as Liberty or any affiliated entity acts as servicer, this fee will be $152,745 (0.05% of the initial aggregate principal amount of the securitized utility tariff bonds) per annum, plus out-of-pocket expenses.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)	The Issuing Entity expects to deliver the securitized utility tariff bonds against payment for the securitized utility tariff bonds on or about January 30, 2024, which will be the eighth business day following the date of pricing of the securitized utility tariff bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade securitized utility tariff bonds on the date of pricing or the succeeding five business days will be required, by virtue of the fact that the securitized utility tariff bonds initially will settle in T+8, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$180,490,000	4.84	1/1/2033	1/1/2035	4.943%	99.99656%	0.40%	$179,761,831
A-2	$125,000,000	11.06	1/1/2037	1/1/2039	5.091%	99.99417%	0.40%	$124,492,713

(3)	Interest on the securitized utility tariff bonds will accrue from January 30, 2024 and must be paid by the purchaser if the securitized utility tariff bonds are delivered after that date.

Tranche	CUSIP	ISIN
A-1	291918 AA8	US291918AA87
A-2	291918 AB6	US291918AB60

Subject to the terms and conditions in the underwriting agreement among us, Liberty and the underwriters, Goldman Sachs & Co. LLC and RBC Capital Markets, LLC, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the securitized utility tariff bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
Goldman Sachs & Co. LLC	$117,319, 000	$81,250,000
RBC Capital Markets, LLC	$63,171,000	$43,750,000
Total	$180,490,000	$125,000,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Tranche A-1	Tranche A-2
Selling Concession	0.24%	0.24%
Reallowance Discount	0.12%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

EXPECTED SINKING FUND SCHEDULE

Payment Date	Tranche A-1 Principal	Tranche A-2 Principal
1/1/2025	$15,939,301	$0
7/1/2025	$9,050,760	$0
1/1/2026	$9,268,159	$0
7/1/2026	$9,490,780	$0
1/1/2027	$9,718,749	$0
7/1/2027	$9,952,193	$0
1/1/2028	$10,191,245	$0
7/1/2028	$10,436,039	$0
1/1/2029	$10,686,712	$0
7/1/2029	$10,943,407	$0
1/1/2030	$11,206,268	$0
7/1/2030	$11,475,442	$0
1/1/2031	$11,751,082	$0
7/1/2031	$12,033,343	$0
1/1/2032	$12,322,384	$0
7/1/2032	$12,618,368	$0
1/1/2033	$3,405,768	$9,515,693
7/1/2033	$0	$13,237,449
1/1/2034	$0	$13,563,222
7/1/2034	$0	$13,897,013
1/1/2035	$0	$14,239,019
7/1/2035	$0	$14,589,441
1/1/2036	$0	$14,948,487
7/1/2036	$0	$15,316,370
1/1/2037	$0	$15,693,305
Total Payments(4)	$180,490,000	$125,000,000

(4)       Totals may not add up due to rounding.

EXPECTED AMORTIZATION SCHEDULE

Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$180,490,000	$125,000,000
1/1/2025	$164,550,699	$125,000,000
7/1/2025	$155,499,939	$125,000,000
1/1/2026	$146,231,780	$125,000,000
7/1/2026	$136,741,000	$125,000,000
1/1/2027	$127,022,251	$125,000,000
7/1/2027	$117,070,058	$125,000,000
1/1/2028	$106,878,813	$125,000,000
7/1/2028	$96,442,775	$125,000,000
1/1/2029	$85,756,062	$125,000,000
7/1/2029	$74,812,655	$125,000,000
1/1/2030	$63,606,388	$125,000,000
7/1/2030	$52,130,946	$125,000,000
1/1/2031	$40,379,863	$125,000,000
7/1/2031	$28,346,520	$125,000,000
1/1/2032	$16,024,136	$125,000,000
7/1/2032	$3,405,768	$125,000,000
1/1/2033	$0	$115,484,307
7/1/2033	$0	$102,246,858
1/1/2034	$0	$88,683,635
7/1/2034	$0	$74,786,622
1/1/2035	$0	$60,547,603
7/1/2035	$0	$45,958,162
1/1/2036	$0	$31,009,675
7/1/2036	$0	$15,693,305
1/1/2037	$0	$0

Weighted Average Life Sensitivity

		-5% (1.19 Standard Deviations from Mean)		-15% (3.80 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)(5)	WAL (yrs)	Change (days)(5)
A-1	4.84	4.84	0	4.84	0
A-2	11.06	11.06	0	11.06	0

(5)       Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the securitized utility tariff bonds and is equal to an overestimate of electricity consumption of 5% (1.19 standard deviations from mean) or 15% (3.80 standard deviations from mean), (ii) the servicer makes timely and accurate submissions to true-up the securitized utility tariff charges annually, (iii) customer write-off rates are held constant at 0.32%, (iv) Liberty remits all securitized utility tariff charges on average 74 days after such charges are billed to customers, (v) ongoing financing costs including estimated annual transaction expenses of $395,000 are equal to projections, (vi) annual income taxes estimated at $2,105,744 are paid after interest and principal in the waterfall, (vii) there is no acceleration of the final maturity date of the securitized utility tariff bonds, (viii) a permanent loss of all customers has not occurred, and (ix) the issuance date of the securitized utility tariff bonds is January 30, 2024. There can be no assurance that the weighted average lives of the securitized utility tariff bonds will be as shown.

Liberty and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Liberty and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Liberty, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Liberty collect at (905) 465-4500, Goldman Sachs & Co. LLC toll-free at (866) 471-2526 and RBC Capital Markets, LLC toll-free at (866) 375-6829.